As filed with the Securities and Exchange Commission on October 25, 2016

 Registration No. 333-213862

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 ________________________________________________________________________________________

Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________________________________________________________________

 YATRA ONLINE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

1101-03, 11th Floor, Tower-B,

Unitech Cyber Park,

Sector 39, Gurgaon, Haryana 122002,

India

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

 Copies to:

Stephen Schifrin, Esq. Secretary Terrapin 3 Acquisition Corporation c/o Terrapin Partners, LLC 1700 Broadway, 18th Floor New York, New York 10019 Tel: (212) 710-4100 Fax: (786) 513-0165	Jocelyn M. Arel, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570 1000 Fax: (617) 321-4344	Alan I. Annex, Esq. Joseph A. Herz, Esq. Jason Simon, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Tel: (212) 801-9200 Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Yatra Online, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-213862) solely for the purpose of filing Exhibits 10.4, 10.16 and 10.22 to the Registration Statement and updating Item 21 of the Registration Statement and the Exhibit Index accordingly. This Amendment No. 1 does not modify any provision of the proxy statement/prospectus that forms a part of the Registration Statement and accordingly such proxy statement/prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Companies Law of the Cayman Islands does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Registrant's amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, or the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits.

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(ii) To arrange or provide for a facility in the United States for purposes of responding to such requests.

(8) To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 25, 2016.

YATRA ONLINE, INC.
(Registrant)

By:	/s/ Dhruv Shringi
Name: Dhruv Shringi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities indicated and on October 25, 2016.

Name	Title

/s/ Dhruv Shringi	Chief Executive Officer and Director (Principal Executive
Dhruv Shringi	Officer)

*	Chief Financial Officer (Principal Financial and Accounting
Alok Vaish	Officer)

*	Director
Promod Haque

*	Director
Amit Bapna

*	Director
Sudhir Kumar Sethi

*	Authorized Representative in
Managing Director	the United States
Puglisi & Associates

* Pursuant to Power of Attorney

By:	/s/ Dhruv Shringi
Name: Dhruv Shringi
Title: Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

3.1*	Memorandum and Articles of Association of the Registrant as in effect prior to this offering.

3.2*	Form of Memorandum and Articles of Association of the Registrant to be effective upon the closing of this offering.

4.1*	Specimen share certificate.

5.1*	Form of Opinion of Maples and Calder.

10.1*	Form of Indemnification Agreement to be entered into between the Registrant and its officers and directors.

10.2*	2016 Equity Incentive Plan of the Registrant, and forms of agreements thereunder.

10.3*	2006 Share Plan of the Registrant, and forms of agreements thereunder.

10.4#	Subscriber Agreement between Yatra Online Private Limited and InterGlobe Technologies Inc., dated December 19, 2015.

10.5*	Warrant Subscription Agreement between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., dated June 20, 2011.

10.6*	Amendment, dated October 7, 2015, between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., to the Warrant Subscription Agreement between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., dated June 20, 2011.

10.7*	Term Loan Agreement between Yatra Online Private Limited and InnoVen Capital India Pvt. Ltd., dated November 27, 2013.

10.8*	Memorandum Relating to Charge Over Fixed Deposits/Cash Deposits by Yatra Online Private Limited in favour HDFC Bank Ltd., dated June 21, 2016.

10.9*	Passenger Sales Agency Agreement between Yatra Online Private Limited and International Air Transport Association, dated July 26, 2006.

10.10*	Amended and Restated Business Combination Agreement among the Registrant, T3 Parent Corp., T3 Merger Sub Corp., Terrapin 3 Acquisition Corporation, MIHI LLC and Shareholder Representative Services LLC, dated September 27, 2016 (included as Annex A to the proxy statement/prospectus forming part of this Registration Statement).†

10.11*	Agreement between Yatra Online Private Limited and Netmagic Solutions Private Limited, dated December 18, 2006.

10.12*	System Supply and Implementation Agreement between Yatra Online Private Limited and Openjaw Technologies Limited, dated September 26, 2006.

10.13*	Agreement between Yatra Online Private Limited and Quadlabs Technologies Pvt. Ltd., dated February 1, 2012.

10.14*	Term Loan Agreement between the Registrant and Macquarie Corporate Holdings Pty Limited, dated July 24, 2015.

10.15*	Amendment, dated July 31, 2015, between the Registrant and Macquarie Corporate Holdings Pty Limited to Term Loan Agreement between Yatra Online Private Limited and Macquarie Corporate Holdings Pty Limited, dated July 24, 2015.

Exhibit No.	Description

10.16#	Advertising Agreement, between Yatra Online Private Limited and Bennett, Coleman & Co. Ltd., dated June 20, 2011.

10.17*	Letter Agreement, dated September 27, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares Dhruv Shringi, E-18 Limited, Capital18 Fincap Private Limited, Haresh Chawla, Harshal Shah, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Manish Amin, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, Valiant Capital Master Fund LP, Valiant Capital Partners LP, Vertex Asia Fund Pte. Ltd and Wortal, Inc.

10.18*	Repurchase Agreement, dated September 27, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares, E-18 Limited, Capital18 Fincap Private Limited, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, SVB Financial Group, Valiant Capital Master Fund LP, Valiant Capital Partners LP and Vertex Asia Fund Pte. Ltd.

10.19*	Support Agreement, dated September 27, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares Dhruv Shringi, E-18 Limited, Capital18 Fincap Private Limited, Haresh Chawla, Harshal Shah, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Manish Amin, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, SVB Financial Group, Valiant Capital Master Fund LP, Valiant Capital Partners LP, Vertex Asia Fund Pte. Ltd and Wortal, Inc.

10.20*	Share Subscription Cum Shareholders Agreement, dated April 29, 2015, among Yatra Online Private Limited, IL & FS Trust Company Limited acting as trustee for Pandara Trust Scheme I, Capital18 Fincap Private Limited and Yatra Online, Inc., a Cayman Islands exempted company limited by shares.

10.21*	Letter Agreement, dated September 27, 2016, among Yatra Online Private Limited, IL & FS Trust Company Limited acting as trustee for Pandara Trust Scheme I, Capital18 Fincap Private Limited and Yatra Online, Inc., a Cayman Islands exempted company limited by shares.

10.22#	Global Agreement, dated July 1, 2012, between Yatra Online Private Limited and Amadeus IT Group, S.A.

10.23*	Preload Agreement, dated September 26, 2016, between Yatra Online Private Limited and Reliance Retail Ltd.

21.1*	Subsidiaries of the Registrant.

23.1**	Consent of Ernst & Young Associates LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm.

23.3*	Form of Consent of Maples and Calder (included in Exhibit 5.1).

24.1**	Powers of Attorney (included on signature page of the Registration Statement on Form F-4).

99.1**	Consent of Nathan Leight to be named as about to become a director of Registrant.

99.2**	Consent of Sanjay Arora to be named as about to become a director of Registrant.

*	To be filed by amendment.

**	Previously filed.

†	Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit to the Business Combination Agreement and the amendments thereto.

^	To be effective upon the closing of the business combination transaction described in the proxy statement/prospectus forming part of this Registration Statement.

#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.